Exhibit 99.1

Hillenbrand Completes Acquisition of ABEL Pumps

BATESVILLE, Ind., Oct. 2, 2015 — /PR Newswire / — Hillenbrand, Inc. (NYSE: HI) has completed its previously announced acquisition of ABEL Pumps LP and certain of its affiliates (ABEL) for a purchase price of 95 million euros in cash.

Based in Büchen, Germany, ABEL is a globally-recognized leader in diaphragm pumps. The company specializes in designing, developing and manufacturing piston diaphragm and piston pumps as well as pumping solutions and in providing related parts and service. ABEL’s equipment is sold primarily into the power generation, wastewater treatment and general industrial markets.

“This acquisition advances Hillenbrand’s growth strategy and provides our company with entry into the flow control market,” said Joe A. Raver, Hillenbrand’s President and CEO. “We look forward to working with ABEL’s team to leverage our combined strengths and continue to grow the business.”

About Hillenbrand

Hillenbrand (www.hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe. We pursue profitable growth and robust cash generation driving increased value for our shareholders. Hillenbrand’s portfolio is composed of two business segments: the Process Equipment Group and Batesville.  The Process Equipment Group businesses design, develop, manufacture and service highly engineered industrial equipment around the world. Batesville is a recognized leader in the North American death care industry. Hillenbrand is publicly traded on the NYSE under “HI”.

About ABEL

ABEL (www.abelpumps.com) develops and manufactures reciprocating positive displacement pumps for varying flow rates and pump pressures and specializes in diaphragm and piston pumps. ABEL is recognized around the world as the technological leader in diaphragm pumps. Solids handling pumps (for paste-like and non-Newtonian media) and high pressure plunger pumps complete the range of its products.

CONTACTS

Corporate Communications for Hillenbrand
Tory Flynn, Director, Corporate Communications
Phone: 812-931-5024
E-mail: tory.flynn@hillenbrand.com

Investor Relations for Hillenbrand
Chris Gordon, Director, Investor Relations

Phone: 812-931-5001
E-mail: chris.gordon@hillenbrand.com